Exhibit 10.1

AGREEMENT

BETWEEN

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

AND

THE STATE OF CONNECTICUT

The State of Connecticut (the “State”) and the Mohegan Tribe of Indians of Connecticut (the “Mohegan Tribe”) entered into a Tribal-State Compact on May 17, 1994 (as previously modified by agreement dated July 20, 2017, the “Compact”) pursuant to the provisions of the Indian Gaming Regulatory Act, Pub. L. 100-497, 25 U.S.C. §§ 2701 et seq. (the “Act”); and

The State and the Mohegan Tribe hereby enter into this Agreement (“Agreement”) to (A) amend certain provisions of the Compact pursuant to Section 17(c) of the Compact to authorize retail and online sports wagering and fantasy contests on the Reservation subject to the terms and conditions of this Agreement, and (B) provide that, subject to the terms and conditions of this Agreement, a change in State law to authorize each of (i) the Mohegan Tribe and the Mashantucket Pequot Tribe to operate online sports wagering, online casino gaming, and fantasy contests outside of its respective reservation and (ii) the Connecticut Lottery Corporation to operate retail sports wagering and online sports wagering, online sale of lottery draw games, retail and online keno, and fantasy contests subject to the terms and conditions of this Agreement, shall not terminate the moratorium established under Section 15(a) of the Compact.

1.        The Mohegan Tribe and the State agree to amend Section 2 of the Compact to add the following as new definitions:

(dd)     “Electronic wagering platform” means the combination of hardware, software, and data networks used to manage, administer, offer or control online sports betting or any other authorized games.

(ee)    “Entry fee” means the amount of cash or cash equivalent that is required to be paid by a fantasy contest player to participate in a fantasy contest.

(ff)    “E-sports” means electronic sports and competitive video games played as a game of skill.

(gg)    “Fantasy contests” means any online fantasy or simulated game or contest with an entry fee, conducted over the Internet, including through an Internet web site or a mobile device, in which (A) the value of all prizes and awards offered to a winning fantasy contest player is established and made known to the players in advance of the game or contest; (B) winning outcomes reflect the knowledge and skill of the players and are determined predominantly by accumulated statistical results of the performance of participants in events; and (C) no winning outcome is based on the score, point spread or any performance of any single team or combination of teams or solely on any single performance of a contestant or player in any single event. “Fantasy contests” do not include lottery games.

(hh)    “Keno” means a lottery game in which a subset of numbers are drawn from a larger field of numbers by a central computer system using an approved random number generator, wheel system device or other drawing device.”

(ii)    “Lottery draw game” means any game in which one or more numbers, letters or symbols are randomly drawn at predetermined times, but not more frequently than once every four minutes, from a range of numbers, letters or symbols and prizes are paid to players possessing winning plays, as set forth in each game’s official game rules. “Lottery draw game” does not include keno, any game for which lottery draw tickets are not available through a State lottery sales agent or any game that simulates online casino gaming.

(jj)    “Online sports wagering” means sports wagering conducted over the Internet, including through an Internet web site or a mobile device, through an electronic wagering platform that does not require a sports bettor to be physically present at a facility that conducts retail sports wagering.

(kk)    “Permitted intercollegiate tournament” means an intercollegiate e-sports, sporting or athletic event involving four or more intercollegiate teams that involves one or more Connecticut intercollegiate teams and the wager on the tournament is based on the outcome of all games within the tournament.

(ll)    “Retail sports wagering” means sports wagering using any system or method of wagering requiring a sports bettor to be physically present at a facility.

(mm)    “Sporting event” means any (A) sporting or athletic event at which two or more persons participate, individually or on a team, and receive compensation in excess of actual expenses for such participation in such sporting or athletic event; (B) sporting or athletic event sponsored by an intercollegiate athletic program of an institution of higher education or an association of such programs, except for those in which one of the participants is a Connecticut intercollegiate team and the event is not in connection with a permitted intercollegiate tournament; (C) Olympic or international sports competition event; or (D) e-sports event, except for those events in which one of the participants is a Connecticut intercollegiate team and the event is not in connection with a permitted intercollegiate tournament. “Sporting event” does not include horse racing, jai alai or greyhound racing.

(nn)    “Sports wagering” means risking or accepting any money, credit, deposit or other thing of value for gain contingent in whole or in part, (A) by any system or method of wagering, including, but not limited to, in person or through an electronic wagering platform, and (B) based on (1) a live sporting event or a portion or portions of a live sporting event, including future or propositional events during such an event, or (2) the individual performance statistics of an athlete or athletes in a sporting event or a combination of sporting events. “Sports wagering” does not include the payment of an entry fee to play a fantasy contest or an entry fee to participate in e-sports.

2.        The Mohegan Tribe and the State agree to amend Section 2 of the Compact to delete the definition of “gaming facility” under subsection (j) and replace it with the following:

“(j)     “Gaming facility” means any room or rooms in which Class III Gaming as authorized by this Compact is conducted on the Reservation, provided that a room shall not be considered a gaming facility based solely on the conduct of online sports betting or any other authorized game conducted over the internet or an intranet through an electronic wagering platform.”

3.        The Mohegan Tribe and the State agree to amend Section 3(a) of the Compact to add the following as new subsections (xii) and (xiii):

“(xii)    sports wagering, including retail sports wagering and online sports wagering; and

(xiii)     fantasy contests, to the extent the same are class III gaming.”

4.        The Mohegan Tribe and the State agree to amend Section 3(b) of the Compact to add the following as a new subsection (viii):

“(viii)    the Tribe may establish gaming facilities on the Reservation for the operation of any retail sports wagering, online sports wagering, and fantasy contests, including any simulcasting of any such events.”

5.        The Mohegan Tribe and the State agree to amend Section 3(e) of the Compact to read as follows:

“(e)    Prohibition of attendance of minors. No person under the minimum age for purchase of alcoholic beverages under the laws of the State shall be admitted into any gaming facility other than facilities limited to the play of bazaar games or fantasy contests, nor be permitted to place any wager, directly or indirectly, other than on bazaar games and fantasy contests; provided, however, that minors may receive lottery tickets or chances as gifts; and further provided, however, that a person over the age of majority (eighteen years) may be employed in the gaming facilities provided that they are licensed in accordance with the provisions of section five and are not employed in the service of intoxicating liquors. Notwithstanding the foregoing, (i) in the event that the age for placing a sports wager through retail sports wagering or online sports wagering or for placing a wager through online casino gaming conducted under the laws of the State is reduced to less than the minimum age for the purchase of alcoholic beverages under the laws of the State, then the age for admission into the gaming facility and for placing a wager shall automatically reduce to such age for placing a sports wager or for placing a wager through online casino gaming under State law, and (ii) no person may participate in any fantasy contests unless such person has attained the age of majority (eighteen years).”

6.        The Mohegan Tribe and the State agree to amend Section 6(d) of the Compact to read as follows:

“(d)     Temporary registration. Any applicant for a gaming service registration who may file a copy of a current valid gaming service industry registration issued by the State of New Jersey together with its completed application shall be immediately issued a temporary gaming service registration by the State gaming agency pending determination of such applicant’s suitability or eligibility for a gaming service registration pursuant to subsection (e) of this section. For the avoidance of doubt, “registration” includes “license” or other similar designation under applicable law or regulation.”

7.        The Mohegan Tribe and the State hereby agree to amend Section 7(b)(ii) of the Compact to add the following as a new sentence at the end thereof: “Further, the Tribal gaming agency shall establish procedures for persons to self-exclude from the gaming facilities and from placing any wager in-person or online on the Reservation, which procedures shall be no less rigorous than the self-exclusion process in regulations adopted by the State gaming agency pursuant to the State Public Act No. 21-23, consistent with a shared objective of a uniform process across jurisdictions.”

8.        The Mohegan Tribe and the State hereby agree that a change in State law to authorize each of the Mohegan Tribe (or an instrumentality or an affiliate wholly-owned by the Mohegan Tribe) and the Mashantucket Pequot Tribe (or an instrumentality or an affiliate wholly-owned by the Mashantucket Pequot Tribe) to operate online sports wagering, online casino gaming and fantasy contests outside of its respective reservation and to authorize the Connecticut Lottery Corporation to operate retail sports wagering and online sports wagering, a program to sell lottery tickets for lottery draw games online, retail and online keno, and fantasy contests shall not terminate the moratorium established under Section 15(a) of the Compact, for so long as each provision of subsections (a) and (b) below have been and remain satisfied:

(a)    Each of the Mohegan Tribe and the Mashantucket Pequot Tribe are authorized to operate outside of its respective reservation (i) one skin for online sports wagering, (ii) one skin for online casino gaming, and (iii) fantasy contests; provided that (y) the cessation of the Mohegan Tribe’s authority to conduct online sports wagering, online casino gaming and fantasy contests outside of its Reservation as a result of its violation of the conditions of such authority under State Public Act No. 21-23 granting such authority, and the continued authorization of the Mashantucket Pequot Tribe, the Connecticut Lottery Corporation, or both to conduct the activities set forth in this paragraph 8, or (z) the cessation of the Mashantucket Pequot Tribe’s authority to conduct online sports wagering, online casino gaming and fantasy contests outside of its reservation as a result of its violation of the conditions of such authority under State Public Act No. 21-23 granting such authority, and the continued authorization of the Mohegan Tribe, the Connecticut Lottery Corporation, or both to conduct the activities set forth in this paragraph 8, shall not itself terminate the moratorium established under Section 15(a) of the Compact. For purposes of this paragraph 8 only, “online casino gaming” means slots, blackjack, craps, roulette, baccarat, poker and video poker, bingo, live dealer and other peer-to-peer games and any variations of such games, and any games authorized by the State gaming agency, conducted over the Internet, including through an Internet web site or a mobile device, through an electronic wagering platform that does not require a person placing a bet to be physically present at a facility; and

(b)    The Connecticut Lottery Corporation’s authorization to operate, and the operation by the Connecticut Lottery Corporation of the following, is limited to (i) retail sports wagering at not more than fifteen (15) facilities located in the State, provided that no facility shall be located within twenty-five (25) miles of the reservation of either tribe; (ii) one skin for online sports wagering outside of the reservation of either tribe, provided that such skin is not branded along with an entity or brand that operates a physical casino in any jurisdiction, and such skin does not directly market or promote a physical casino that operates in any jurisdiction, including through awarding of players’ points or free play, promotions or other marketing activities; (iii) a program to sell lottery tickets for lottery draw games through the Connecticut Lottery Corporation’s Internet web site, online service or mobile application, provided that such lottery drawings do not take place on such Internet web site, online service or mobile application and occur not more frequently than once every four minutes; (iv) keno both through retail lottery sales agents of the Connecticut Lottery Corporation and through the Connecticut Lottery Corporation’s Internet web site, online service or mobile application, provided drawings occur not more frequently than once every three minutes and the State makes payments to the Mashantucket Pequot Tribe and the Mohegan Tribe each in the amount of twelve and one-half per cent (12.5%) of the gross gaming revenue from keno; and (v) fantasy contests outside of the reservation of either tribe; and further provided that (vi) while the

Connecticut Lottery Corporation may contract for the provision of services for its skin for online sports wagering with an entity that operates in a physical casino in any jurisdiction, if the Connecticut Lottery Corporation contracts with an entity that is owned by an operator of a physical casino in any jurisdiction, such entity may not utilize any patron information collected as a result of such contract with such operator for purposes of marketing or any other purposes related to acquiring patrons. In this paragraph 8(b), the most recently published U.S. Census maps will be used for purposes of designating the boundaries of the State and the reservations of the Mohegan Tribe and the Mashantucket Pequot Tribe.

The Mohegan Tribe and the State agree that nothing in this paragraph 8 shall be deemed to confer upon the State any jurisdiction over any Class II gaming conducted by the Mohegan Tribe on the Reservation or to alter the jurisdiction of the State over Class III Gaming conducted by the Mohegan Tribe on the Reservation.

9.        This Agreement shall become effective upon the occurrence of all of the following:

(a)    The Mashantucket Pequot Tribe has authorized and entered into an agreement with the State in substantially the same form hereof (“Mashantucket Agreement”);

(b)    The Mohegan Tribe has adopted a tribal council resolution authorizing the execution of this Agreement and the amendments to the Compact herein, including the waiver of sovereign immunity set forth in paragraph 12 hereof;

(c)    The General Assembly of the State has approved this Agreement and the Mashantucket Agreement, or this Agreement and the Mashantucket Agreement are considered approved by State legislation, pursuant to C.G.S. Section 3-6c; and

(d)    This Agreement and the Mashantucket Agreement are approved or deemed approved by the United States Secretary of the Interior pursuant to the Act and its implementing regulations and notice thereof is published in the Federal Register.

10.        This Agreement shall have an initial term of ten (10) years from the effective date of this Agreement and a renewal term of an additional five (5) years thereafter, provided that the renewal term shall be effective only if mutually consented to by the State and the Mohegan Tribe and provided that the Mashantucket Agreement is also extended for a five (5) year renewal term. Notwithstanding any expiration of this Agreement as set forth in this paragraph 10 or any cessation of effectiveness of this Agreement as set forth in paragraph 11, the Connecticut Lottery Corporation may continue to operate keno through retail lottery sales agents only provided that the State makes payments to each of the Mashantucket Pequot Tribe and the Mohegan Tribe as set forth in paragraph 8(b)(iv) hereof.

11.     This Agreement shall cease to be effective if (a) any provision hereof or of the amendments to the memorandum of understanding between the Mohegan Tribe and the State of even date herewith is held to be invalid by a court of competent jurisdiction in a final judgment which is not appealable, (b) any authorization under State law, including any amendment to existing State law pursuant to such authorization, for the Mohegan Tribe or the Mashantucket Pequot Tribe to operate online sports wagering, online casino gaming or fantasy contests outside of its respective reservation or of the Connecticut Lottery Corporation to operate retail sports wagering, online sports wagering or fantasy contests as contemplated under paragraph 8 hereof is held to be invalid by a court of competent jurisdiction in a final judgment which is not appealable, or (c) any provision of the Mashantucket Agreement or of the amendments to the Mashantucket Pequot Tribe’s memorandum of understanding with the State entered into simultaneously herewith is held to be invalid by a court of competent jurisdiction in a final judgment which is not appealable.

12.    The Mohegan Tribe hereby waives any defense that it may have by virtue of its sovereign immunity to enable the State to enforce, in the United States District Courts, without the need to exhaust tribal remedies, the provisions of this Agreement and to enforce, in the United States District Courts, any award of injunctive relief or damages resulting therefrom, and the Mohegan Tribe further consents to the exercise of jurisdiction over such action and over the Mohegan Tribe by the United States District Courts with respect to such actions.

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13.    Except as modified by this Agreement, the Compact remains in full force and effect.

STATE OF CONNECTICUT		MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By:	/s/ Ned Lamont	By:	/s/ Ralph James Gessner Jr.

Name: Ned Lamont		Name: R. James Gessner, Jr.

Title: Governor, CT		Title: Chairman

Date: July 26, 2021		Date: July 23, 2021